Smith Barney Municipal Money Market Fund, Inc.
Results of a special meeting of shareholders

On 11/29/05, a special meetings of shareholders was held to:
(1) elect Directors and (2) approve a new management agreement. The following table provides the number of votes cast for, withheld or against, as well as the number of abstentions and broker non-votes as to thid matter.


1. Election of Directors
			              Authority
  Name		      Votes for       Withheld	   Abstentions
--------------------------------------------------------------
Lee Abraham          3,389,857         205,020          0
Jane F Dasher        3,390,988         203,889          0
Donald R. Foley      3,390,819         204,057          0
Richard E. Hanson    3,392,231         202,646          0
Paul Hardin          3,391,093         203,783          0
Roderick C Rasmussen 3,391,093         203,783          0
John P Toolan        3,389,811         205,065          0
R Jay Gerken         3,390,615         204,261          0


2. Approval of New Management Agreement

Item Voted      Votes       Votes     	              Broker
   on	         for        against     Abstentions  non-votes
--------------------------------------------------------------
new
management     3,321,594   132,887     139,960          0
agreement